Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Chardan NexTech Acquisition 2 Corp. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Chardan NexTech Acquisition 2 Corp., which will be renamed Dragonfly Energy Holdings Corp., in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/
Date: June 17, 2022	By:	/s/ Denis Phares
	Name:	Denis Phares